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                                                                   EXHIBIT 99.11


                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


                  The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated ______ (the "Issuance Agreement") by and between U.S. HomeCare Corporation (the "Corporation") and ______ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1995 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                              SPECIAL TAX ELECTIONS

                  1. STOCK WITHHOLDING. Participant is hereby granted the election to have the Corporation withhold, as and when Participant vests in the Purchased Shares, a portion of those Purchased Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability (the "Taxes") incurred by Participant in connection with the vesting of those Purchased Shares. Such election shall only be exercisable in the event Participant does not otherwise make an Internal Revenue Code Section 83(b) election to be taxed on the Purchased Shares at the time of their initial issuance pursuant to the Issuance Agreement.

                  Any such exercise of the election must be effected in accordance with the following terms:

                  a. The election must be made on or before the date the liability for the Taxes is determined (the "Tax Determination Date").

                  b. The election shall be irrevocable.

                  c. The election shall be subject to the approval of the Plan Administrator, and none of the Purchased Shares shall be withheld in satisfaction of the Taxes, except to the extent the election is approved by the Plan Administrator.

                  d. The Purchased Shares withheld pursuant to the election shall be valued at Fair Market Value (as such term is defined in the Plan) on the Tax Determination Date.

                  e. In no event may the number of shares of Common Stock requested to be withheld exceed in Fair Market Value the dollar amount of the Taxes.



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                           If the stock withholding election is made by
Participant at a time when Participant is an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, then the following limitations, in addition to the preceding provisions, shall also be applicable:

                  a. The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the later of the issue date of the Unvested Shares to which such election pertains or the Effective Date of this Addendum indicated below, and no Purchased Shares shall be withheld in connection with any Tax Determination Date which occurs before the expiration of such six
         (6)-month period.

                  b. The stock withholding election must be made in accordance with the following limitations:

                           (i) Such election must be made at least six (6)
                  months before the Tax Determination Date, or

                           (ii) Such election must be exercised in the quarterly
                  "window" period in which or immediately prior to which the Tax Determination Date occurs. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

                  c. The six (6)-month periods specified in clauses a and b shall not be applicable in the event of Participant's death or Permanent Disability (as such term is defined in the Plan).

                  2. STOCK DELIVERY. Participant is hereby granted the election to deliver vested shares of Common Stock previously acquired by Participant (other than in connection with the share issuance or share vesting triggering the Taxes) with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the Taxes incurred by Participant either at the time the Shares are initially issued pursuant to the Issuance Agreement (in the event Participant elects to be taxed on the Shares at such time in accordance with Internal Revenue Code Section 83(b)) or at the time the Purchased Shares subsequently vest.

                  Any such exercise of the election must be effected in accordance with the following terms:

                  a. The election must be made on or before the Tax Determination Date.


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                  b. The election shall be irrevocable.

                  c. The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares shall be accepted in satisfaction of the Taxes, except to the extent the election is approved by the Plan Administrator.

                  d. The shares of Common Stock shall be valued at Fair Market Value on the Tax Determination Date.

                  e. In no event may the number of delivered shares exceed in Fair Market Value the dollar amount of the Taxes on the Tax Determination Date.

                  IN WITNESS WHEREOF, U.S. HomeCare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Participant has executed this Addendum, all as of the Effective Date specified below.


                                                 U.S. HOMECARE CORPORATION

                                                 By:__________________________

                                                 Title:_______________________


                                                  ____________________________
                                                  ______, PARTICIPANT



EFFECTIVE DATE:____________________________, 199__

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